EXHIBIT 99.1


        Thomas & Betts Corporation Announces Expiration of HSR
           Waiting Period for Lamson & Sessions Acquisition


    MEMPHIS, Tenn.--(BUSINESS WIRE)--Oct. 1, 2007--Thomas & Betts Corporation (NYSE:TNB) today announced that the 30-day waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the company's proposed acquisition of Lamson & Sessions (NYSE: LMS) has expired without action by either the Federal Trade Commission or the Department of Justice.

    Announced August 15, 2007, the proposed transaction is expected to close during the fourth quarter 2007, subject to customary closing conditions, including approval by LMS shareholders. A vote by the LMS shareholders on the proposed transaction is scheduled for October 24, 2007.

    The acquisition of LMS by Thomas & Betts will be an all-cash transaction valued at approximately $450 million.

    Lamson & Sessions is a leading manufacturer of thermoplastic enclosures, fittings, conduit and pipe, wiring devices and other electrical components serving telecommunications, electrical, construction, consumer, power and wastewater markets. In 2006, LMS reported $561 million in revenues. More information on the company can be found at www.lamson-sessions.com.

    Thomas & Betts Corporation is a leading manufacturer of electrical components used in construction, industrial and utility markets. The company is also a leading producer of commercial heating and ventilation units and highly engineered steel structures used primarily for utility transmission. Headquartered in Memphis, Tenn., the company has manufacturing, distribution and office facilities worldwide. In 2006, the company reported $1.9 billion in revenues. More information on the company, its products and markets can be found at www.tnb.com.

    CAUTIONARY STATEMENT

    This press release includes forward-looking statements that are identified by terms such as "expected," "includes," "will," and "could." These statements discuss business strategies, economic outlook and future performance. These forward-looking statements make assumptions regarding the company's operations, business, economic and political environment, including, without limitation, customer demand, government regulation, terrorist acts and acts of war. The actual results may be materially different from any future results expressed or implied by such forward-looking statements. Please see the "Risk Factors" section of the company's Form 10-K for the fiscal year ended December 31, 2006, for further information related to these uncertainties. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.


    CONTACT: Thomas & Betts Corporation
             Tricia Bergeron, 901-252-8266
             tricia.bergeron@tnb.com